Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Leigh Ann Williams	Matt Beasley
	(405) 553-6947	(405) 558-4600

Enable Midstream Announces First Quarter 2020 Financial and Operating Results

•	Enable Gas Transmission, LLC (EGT) recently recontracted substantial capacity with its largest customer, CenterPoint Energy Resources Corp. (CERC)

•	Gulf Run Pipeline project is proceeding on schedule with certificate applications filed with the Federal Energy Regulatory Commission (FERC) Feb. 28, 2020

•	Enable Mississippi River Transmission, LLC (MRT) has received FERC approval of its uncontested rate case settlements with customers

•	Previously announced measures help strengthen Enable’s financial position and ensure liquidity

OKLAHOMA CITY (May 6, 2020) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for first quarter 2020.

Net income attributable to limited partners was $112 million for first quarter 2020, a decrease of $10 million compared to $122 million for first quarter 2019. Net income attributable to common units was $103 million for first quarter 2020, a decrease of $10 million compared to $113 million for first quarter 2019. Net cash provided by operating activities was $200 million for first quarter 2020, a decrease of $15 million compared to $215 million for first quarter 2019. Adjusted EBITDA was $286 million for first quarter 2020, a decrease of $11 million compared to $297 million for first quarter 2019. Distributable cash flow (DCF) was $214 million for first quarter 2020, an increase of $6 million compared to $208 million for first quarter 2019.

Enable’s net income for first quarter 2020 was impacted by non-cash impairments of long-lived assets and goodwill of $28 million, including a $16 million impairment to the carrying value of the partnership’s Atoka joint venture assets and a $12 million impairment to the fair value of the goodwill associated with the partnership’s Ark-La-Tex Basin reporting unit.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for first quarter 2020 included a $20 million gain on commodity derivative activity, compared to a $10 million loss on commodity derivative activity for first quarter 2019, resulting in an increase in net income of $30 million. The increase of $30 million is comprised of an increase related to the change in fair value of commodity derivatives of $22 million and an increase in realized gain on commodity derivatives of $8 million.

Exhibit 99.1

For first quarter 2020, DCF exceeded declared distributions to common unitholders by $142 million, resulting in a distribution coverage ratio of 2.97x. To preserve liquidity in response to sharp decreases in commodity prices and producer activity, the board of directors of Enable’s general partner declared a first quarter 2020 distribution that is 48 percent lower than the first quarter 2019 distribution, resulting in a substantial increase in the distribution coverage ratio.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio, please see “Non-GAAP Financial Measures.”

MANAGEMENT PERSPECTIVE

“In response to current industry conditions, we have taken decisive action to increase our financial flexibility and liquidity, and we are committed to further action, as needed, to maintain our strength in 2020 and beyond,” said Rod Sailor, president and CEO. “With the challenges we see ahead in 2020 for crude-directed drilling areas, I am encouraged by the continued activity we see in the dry gas areas across our footprint and the continued contracting activity in our transportation and storage business, which highlights the benefits of our diversified asset portfolio. I am also proud of how Enable’s employees have continued to safely deliver on the high standard of reliable operations that our customers have come to expect, despite the modifications of our operating procedures due to COVID-19.”

FINANCIAL AND BUSINESS HIGHLIGHTS

On April 1, 2020, due to sharp declines in commodity prices and producer activity and future business uncertainty created by the COVID-19 pandemic, Enable announced actions expected to increase retained cash flow on an annualized basis by approximately $450 million: a reduction in the partnership’s quarterly distribution per common unit, resulting in nearly $290 million of additional cash on an annualized basis, a $115 million reduction from the upper end of previously anticipated expansion capital expenditures, a $20 million reduction to anticipated maintenance capital expenditures and a $35 million reduction to anticipated 2020 operating expenses. These actions provide significant financial flexibility and position the partnership to fully fund its 2020 business plan, including capital expenditures, distributions and debt reductions. Enable will make further capital and cost reductions, as appropriate, should challenging market conditions persist.

As of April 27, 2020, there were twelve rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Six of those rigs were in the Anadarko Basin, four were in the Ark-La-Tex Basin and two were in the Williston Basin. With the recent decreases in crude oil prices, most producer drilling and completion activity for the balance of 2020 is expected to be focused in the Haynesville Shale, with more limited activity in the Anadarko and Williston Basins. Enable also expects some amount of volume curtailments in the Anadarko and Williston Basins in the second quarter of 2020.

Current energy market volatility is not expected to significantly impact the transportation and storage segment, given the significant portion of segment gross margin contributed from firm, fee-based contracts. EGT recently recontracted substantial capacity with its largest customer, CERC. The contract term for the majority of the renewed capacity is nine years, and the effective date of the new contracts will be April 1, 2021. EGT also recently contracted 100,000 dekatherms per day (Dth/d) of capacity for two years starting in 2021 on EGT’s Line CP with Rockcliff Energy LLC. In April 2020, Enable Oklahoma Intrastate Transmission, LLC was awarded a three-year

Exhibit 99.1

renewal from a utility for approximately 150,000 Dth/d. Enable continues to evaluate asset optimization opportunities, and the partnership closed April 1, 2020, on the sale of EGT’s undivided 1/12th interest in the Bistineau Storage Facility for approximately $19 million.

On March 26, 2020, MRT received FERC approval of its uncontested rate case settlements with customers. The settlements established rates for services on the MRT system that provide a return on MRT’s historical investments, recovery of the pipeline’s ongoing operating costs and rate certainty for customers. Effective Aug. 1, 2019, MRT’s maximum firm transportation rates for service across both of MRT’s pipeline zones have increased by approximately 60 percent and storage deliverability and capacity rates have increased by approximately 30 percent compared to the rates in effect immediately prior to Jan. 1, 2019. Excluding the $17 million one-time revenue benefit that Enable recognized in 2020 for 2019 billings, Enable expects 2020 MRT service revenues of approximately $87 million, an increase of at least $7 million compared to 2018 levels, the last year unaffected by these rate cases and recent capacity turnback. The settlements also include contract extensions for most firm transportation and storage customers through July 31, 2024.

Enable filed certificate applications with FERC Feb. 28, 2020, seeking authorization for the Gulf Run Pipeline project. The filed project scope provides approximately 1.7 billion cubic feet per day (Bcf/d) of capacity, which would both accommodate Golden Pass LNG’s 1.1 Bcf/d commitment and allow for additional capacity subscriptions that may develop from ongoing discussions at an estimated total cost for the filed scope of approximately $640 million, excluding costs related to allowance for funds used during construction. FERC will now conduct an environmental assessment to evaluate the project’s environmental impacts. Gulf Run will be appropriately sized to meet contracted customer capacity commitments and is expected to be placed into service in late 2022, subject to FERC approval.

QUARTERLY DISTRIBUTIONS

On May 5, 2020, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.16525 per unit on all outstanding common units for the quarter ended March 31, 2020, a decrease of 48 percent compared to first quarter 2019. The quarterly cash distribution of $0.16525 per unit on all outstanding common units will be paid May 27, 2020, to unitholders of record at the close of business May 19, 2020. The board of directors of Enable’s general partner declared a lower distribution to preserve liquidity in response to sharp decreases in commodity prices and producer activity.

The board declared a quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units for the quarter ended March 31, 2020. The quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units will be paid May 15, 2020, to unitholders of record at the close of business May 5, 2020.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.52 trillion British thermal units per day (TBtu/d) for first quarter 2020, a decrease of 0.4 percent compared to 4.54 TBtu/d for first quarter 2019. The decrease was primarily due to lower gathered volumes in the Anadarko and Arkoma Basins, partially offset by higher gathered volumes in the Ark-La-Tex Basin.

Exhibit 99.1

Natural gas processed volumes were 2.44 TBtu/d for first quarter 2020, a decrease of 4 percent compared to 2.54 TBtu/d for first quarter 2019. The decrease was due to lower processed volumes across all basins.

Crude oil and condensate gathered volumes were 141.25 thousand barrels per day (MBbl/d) for first quarter 2020, an increase of 31 percent compared to 107.90 MBbl/d for first quarter 2019. The increase was primarily due to an increase of 37.94 MBbl/d in the Anadarko Basin, partially offset by a decrease of 4.59 MBbl/d in the Williston Basin.

Transported volumes were 6.56 TBtu/d for first quarter 2020, a decrease of 2 percent compared to 6.67 TBtu/d for first quarter 2019. The decrease was primarily due to lower gathered volumes in the Anadarko and Arkoma Basins.

Interstate transportation firm contracted capacity was 6.48 Bcf/d for first quarter 2020, a decrease of 1 percent compared to 6.52 Bcf/d for first quarter 2019. The decrease was primarily related to contract expirations.

Intrastate transportation average deliveries were 2.07 TBtu/d for first quarter 2020, a decrease of 11 percent compared to 2.32 TBtu/d for first quarter 2019. The decrease was primarily due to lower gathered volumes in the Anadarko and Arkoma Basins.

FIRST QUARTER FINANCIAL PERFORMANCE

Revenues were $648 million for first quarter 2020, a decrease of $147 million compared to $795 million for first quarter 2019. Revenues are net of $63 million of intercompany eliminations for first quarter 2020 and $151 million of intercompany eliminations for first quarter 2019.

Gathering and processing segment revenues were $477 million for first quarter 2020, a decrease of $153 million compared to $630 million for first quarter 2019. The decrease in gathering and processing segment revenues was primarily due to:

•
a decrease in revenues from natural gas liquids (NGL) sales primarily due to a decrease in the average realized sales price from lower average market prices for all NGL products and lower processed volumes, partially offset by higher recoveries of all NGL products other than ethane in the Anadarko Basin as well as a decrease in revenues from natural gas sales due to lower average natural gas sales prices and lower sales volumes,

•
a decrease in processing service revenues due to lower processed volumes under fee-based arrangements, partially offset by higher consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to an increase in retained volumes at lower average market prices and

•
a decrease in natural gas gathering revenues due to lower gathered volumes in the Anadarko and Arkoma Basins and lower shortfall payments associated with the expiration of certain minimum volume commitment contracts in the Ark-La-Tex and Arkoma Basins, partially offset by higher revenue associated with the amendment of certain minimum volume commitment contracts in the Arkoma Basin.

These decreases were partially offset by:

•	an increase in changes in the fair value of natural gas, condensate and NGL derivatives,

•	an increase in realized gains on natural gas, condensate and NGL derivatives and

•
an increase in revenues from crude oil, condensate and produced water gathering revenues primarily due to an increase in gathered volumes in the Anadarko Basin, partially offset by a decrease in gathered volumes in the Williston Basin.

Exhibit 99.1

Transportation and storage segment revenues were $234 million for first quarter 2020, a decrease of $82 million compared to $316 million for first quarter 2019. The decrease in transportation and storage segment revenues was primarily due to a decrease in revenues from natural gas sales primarily due to lower sales volumes and lower average sales prices. This decrease was partially offset by an increase due to the recognition of revenue upon the settlement of the MRT rate case, partially offset by lower interstate contracted capacity and lower rates on certain contracts for intrastate service with power generators.

Gross margin was $422 million for first quarter 2020, an increase of $5 million compared to $417 million for first quarter 2019.

Gathering and processing segment gross margin was $266 million for first quarter 2020, a decrease of $4 million compared to $270 million for first quarter 2019. The decrease in gathering and processing segment gross margin was primarily due to:

•
a decrease in revenues from NGL sales due to lower average sales prices for all NGL products and lower processed volumes in the Ark-La-Tex and Arkoma Basins, partially offset by higher processed volumes in the Anadarko Basin,

•	a decrease in revenues from natural gas due to lower average natural gas sales prices and lower sales volumes,

•
a decrease due to lower processed volumes under fee-based arrangements, partially offset by higher consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to an increase in retained volumes at lower average market prices and

•
a decrease in natural gas gathering fees due to lower gathered volumes in the Anadarko and Arkoma Basins and lower shortfall payments associated with the expiration of certain minimum volume commitment contracts in the Ark-La-Tex and Arkoma Basins, partially offset by higher revenue associated with the amendment of certain minimum volume commitment contracts in the Arkoma Basin.

These decreases were partially offset by:

•	an increase in changes in the fair value of natural gas, condensate and NGL derivatives,

•	an increase in realized gains on natural gas, condensate and NGL derivatives and

•
an increase in crude, condensate and produced water gathering revenues primarily due to an increase in gathered volumes in the Anadarko Basin, partially offset by a decrease in gathered volumes in the Williston Basin.

Transportation and storage segment gross margin was $156 million for first quarter 2020, an increase of $9 million compared to $147 million for first quarter 2019. The increase in transportation and storage segment gross margin was primarily due to an increase in firm transportation and storage services due to the recognition of revenue upon the settlement of the MRT rate case, partially offset by lower interstate contracted capacity and lower rates on certain contracts for intrastate service with power generators. This increase was partially offset by a decrease in storage due to lower of cost or net realizable value adjustments.

Operation and maintenance and general and administrative expenses were $126 million for first quarter 2020, a decrease of $3 million compared to $129 million for first quarter 2019. The decrease in operation and maintenance and general and administrative expenses was primarily due to a decrease in equipment rentals due to a decrease in compressor rentals and a decrease in professional services due to higher rate case costs in the prior year, partially offset by increased expense due to lower capitalized overhead costs.

Exhibit 99.1

Depreciation and amortization expense was $104 million for first quarter 2020, a decrease of $1 million compared to $105 million for first quarter 2019. The decrease in depreciation and amortization expense was primarily due to retirements of general plant assets.

Due to decreases of crude oil and natural gas prices during 2020 as a result of the ongoing spread and economic effects of the COVID-19 pandemic, together with the recent dispute over crude oil production levels between Russia and members of OPEC led by Saudi Arabia, management reassessed the carrying value of the partnership’s investment in the Atoka assets, in which the partnership owns a 50 percent interest in the consolidated joint venture. Based on forecast future undiscounted cash flows, the partnership determined that the carrying value of the Atoka assets were not fully recoverable and recognized $16 million of impairment expense. Additionally, due to the continued decrease in forward commodity prices, the reduction in forecast producer activities, the resulting decrease in forecast cash flows and the increase in the weighted average cost of capital, the partnership determined that the fair value of the goodwill associated with the Ark-La-Tex Basin reporting unit was completely impaired and recognized $12 million of impairment expense.

Interest expense was $47 million for first quarter 2020, an increase of $1 million compared to $46 million for first quarter 2019. The increase was primarily due to an increase in the amount of outstanding debt.

Capital expenditures were $54 million for first quarter 2020, compared to $143 million for first quarter 2019. Expansion capital expenditures were $38 million for first quarter 2020, compared to $119 million for first quarter 2019. Maintenance capital expenditures were $16 million for first quarter 2020, compared to $24 million for first quarter 2019.

2020 UPDATED OUTLOOK

Financial (in millions)
Net Income Attributable to Common Units	$195 - $235
Adjusted EBITDA [1]	$900 - $960
DCF [1]	$585 - $645

Capital (in millions)
Maintenance Capital	$95 - $105

Gathering and Processing Segment	$45 - $75
Transportation and Storage Segment	$60 - $70
Total Expansion Capital	$105 - $145
_____________________

(1)	Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are reconciled to the nearest GAAP financial measures in this press release.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 10 a.m. EDT (9 a.m. CDT). The toll-free dial-in number to access the conference call is 833-535-2200, and the international dial-in number is 412-902-6730. The

Exhibit 99.1

conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at https://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at https://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://www.enablemidstream.com. On the Investor Relations section of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the Investor Relations section of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 14,000 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,300 miles of intrastate pipelines and seven natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit https://www.enablemidstream.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Enable’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Enable’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Brokers and nominees, and not Enable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio in this press release based on information in its consolidated financial statements.

Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, and anticipated financial and operational performance, including estimated capital expenditures, estimated reductions in operation and maintenance and general and administrative expenses and anticipated increases in cash flows, including risks resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19) and the recent actions of Saudi Arabia and Russia which have resulted in a substantial decrease in oil and natural gas prices. The combined impact of these events on commodity prices have resulted in significantly reduced capital expenditures by our upstream customers, which is expected to impact our operating results, liquidity and financial condition. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release, our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and our Annual Report on Form 10-K for the year ended Dec. 31, 2019 (“Annual Report”). Those risk factors and other factors noted throughout this press release and in our Quarterly Report and Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2020	2019

	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$288	$443
Service revenue	360	352
Total Revenues	648	795
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	226	378
Operation and maintenance	102	103
General and administrative	24	26
Depreciation and amortization	104	105
Impairments	28	—
Taxes other than income tax	18	18
Total Cost and Expenses	502	630
Operating Income	146	165
Other Income (Expense):
Interest expense	(47)	(46)
Equity in earnings of equity method affiliate	6	3
Total Other Expense	(41)	(43)
Income Before Income Tax	105	122
Income tax benefit	—	(1)
Net Income	$105	$123
Less: Net (loss) income attributable to noncontrolling interest	(7)	1
Net Income Attributable to Limited Partners	$112	$122
Less: Series A Preferred Unit distributions	9	9
Net Income Attributable to Common Units	$103	$113

Basic earnings per unit
Common units	$0.24	$0.26
Diluted earnings per unit
Common units	$0.19	$0.26

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2020	2019

	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$288	$443
Service revenue	360	352
Total Revenues	648	795
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	226	378
Gross margin	$422	$417

Reportable Segments
Gathering and Processing
Product sales	$275	$423
Service revenue	202	207
Total Revenues	477	630
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	211	360
Gross margin	$266	$270

Transportation and Storage
Product sales	$75	$167
Service revenue	159	149
Total Revenues	234	316
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	78	169
Gross margin	$156	$147

Exhibit 99.1

	Three Months Ended March 31,
	2020	2019

	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$112	$122
Depreciation and amortization expense	104	105
Interest expense, net of interest income	47	46
Income tax benefit	—	(1)
Distributions received from equity method affiliate in excess of equity earnings	4	9
Non-cash equity-based compensation	4	4
Change in fair value of derivatives (1)	(10)	12
Other non-cash losses (2)	5	1
Impairments	28	—
Noncontrolling Interest Share of Adjusted EBITDA	(8)	(1)
Adjusted EBITDA	$286	$297
Series A Preferred Unit distributions (3)	(9)	(9)
Distributions for phantom and performance units (4)	—	(9)
Adjusted interest expense (5)	(47)	(47)
Maintenance capital expenditures	(16)	(24)
DCF	$214	$208

Distributions related to common unitholders (6)	$72	$138

Distribution coverage ratio	2.97	1.51
___________________

(1)	Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

(2)	Other non-cash losses includes write-downs and loss on sale of assets.

(3)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three months ended March 31, 2020 and 2019. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(4)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(5)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(6)
Represents cash distributions declared for common units outstanding as of each respective period. Amounts for 2020 reflect estimated cash distributions for common units outstanding for the quarter ended March 31, 2020.

(7)	Distribution coverage ratio is computed by dividing DCF by Distributions related to common unitholders.

Exhibit 99.1

	Three Months Ended March 31,
	2020	2019

	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$200	$215
Interest expense, net of interest income	47	46
Noncontrolling Interest share of net income (1)	(1)	(1)
Current income taxes	—	(1)
Other non-cash items (2)	4	—
Changes in operating working capital which (provided) used cash:
Accounts receivable	(60)	(29)
Accounts payable	58	55
Other, including changes in noncurrent assets and liabilities	44	(9)
Return of investment in equity method affiliate	4	9
Change in fair value of derivatives (3)	(10)	12
Adjusted EBITDA	$286	$297
____________________

(1)	Noncontrolling Interest share of net income is net of minority interest share of the non-cash impairment of the Atoka assets.

(2)	Other non-cash items includes write-downs of assets.

(3)	Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

	Three Months Ended March 31,
	2020	2019

	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense	$47	$46
Amortization of premium on long-term debt	1	1
Capitalized interest on expansion capital	—	1
Amortization of debt expense and discount	(1)	(1)
Adjusted interest expense	$47	$47

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended March 31,
	2020	2019

Operating Data:
Natural gas gathered volumes—TBtu	411	409
Natural gas gathered volumes—TBtu/d	4.52	4.54
Natural gas processed volumes—TBtu (1)	222	229
Natural gas processed volumes—TBtu/d (1)	2.44	2.54
NGLs produced—MBbl/d (1)(2)	120.86	138.19
NGLs sold—MBbl/d (2)(3)	121.32	140.09
Condensate sold—MBbl/d	8.23	8.35
Crude oil and condensate gathered volumes—MBbl/d	141.25	107.90
Transported volumes—TBtu	597	601
Transported volumes—TBtu/d	6.56	6.67
Interstate firm contracted capacity—Bcf/d	6.48	6.52
Intrastate average deliveries—TBtu/d	2.07	2.32
____________________

(1)	Includes volumes under third-party processing arrangements.

(2)	Excludes condensate.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended March 31,
	2020	2019

Anadarko
Gathered volumes—TBtu/d	2.29	2.35
Natural gas processed volumes—TBtu/d (1)	2.08	2.12
NGLs produced—MBbl/d (1)(2)	106.58	120.43
Crude oil and condensate gathered volumes—MBbl/d	114.48	76.54
Arkoma
Gathered volumes—TBtu/d	0.44	0.49
Natural gas processed volumes—TBtu/d (1)	0.08	0.10
NGLs produced—MBbl/d (1)(2)	3.90	6.23
Ark-La-Tex
Gathered volumes—TBtu/d	1.79	1.70
Natural gas processed volumes—TBtu/d	0.28	0.32
NGLs produced—MBbl/d (2)	10.38	11.53
Williston
Crude oil gathered volumes—MBbl/d	26.77	31.36
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(1)	Includes volumes under third-party processing arrangements.

(2)	Excludes condensate.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
2020 OUTLOOK*

2020 Outlook
(In millions)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners (1)	$231 - $271
Depreciation and amortization expense	$415 - $425
Interest expense, net of interest income	$174 - $184
Income tax (benefit) expense	$0
Distributions received from equity method affiliate in excess of equity earnings	$5 - $11
Non-cash equity based compensation	$19
Change in fair value of derivatives (2)	$10
Other non-cash losses	$23
Impairments	$28
Noncontrolling Interest Share of Adjusted EBITDA	($8)
Adjusted EBITDA	$900 - $960
Series A Preferred Unit distributions (3)	($36)
Adjusted interest expense	($170) - ($180)
Maintenance capital expenditures	($95) - ($105)
Other	($4)
DCF	$585 - $645
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(1)	Net income attributable to limited partners range based on adding Series A Preferred Unit distributions to the net income attributable to common units outlook

(2)	Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

(3)
In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

2020 Outlook
(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense, net of interest income	$176 - $186
Interest Income	($2)
Amortization of premium on long-term debt	$1
Capitalized interest on expansion capital	$0
Amortization of debt expense and discount	($5)
Adjusted interest expense	$170 - $180

*Enable is unable to present a quantitative reconciliation of forward looking Adjusted EBITDA to net cash provided by operating activities because certain information needed to make a reasonable forward-looking estimate of changes in working capital which may (provide) use cash during the calendar year 2020 cannot be reliably predicted and the estimate is often dependent on future events which may be uncertain or outside of Enable’s control. This includes changes to accounts receivable, accounts payable and other changes in non-current assets and liabilities.